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FOR IMMEDIATE RELEASE



                 WISPRA NETWORKS ANNOUNCES VENTURE FOR BROADBAND
                       WIRELESS LICENCES THROUGHOUT CANADA

 --TD Capital Group Limited joins Wispra Inc. and NEXTLINK in venture named as provisional winner for broadband wireless in Toronto, Montreal, Vancouver,
                        Ottawa, Edmonton and Calgary --

Montreal, December 9, 1999 -- Wispra Networks, Inc. announced today that it has submitted its completed broadband wireless 24/38 GHz spectrum licence documents and initial licence payment to Industry Canada following being named provisional winner of six fixed broadband wireless licences. The licences cover 14.3 million population in Toronto, Montreal, Vancouver, Ottawa, Edmonton, Calgary and surrounding areas.

Wispra Networks also announced the signing of a shareholder's agreement between TD Capital Group, a leading Canadian private equity investor in the communications and media industry; NEXTLINK International, Inc., a subsidiary of McLean, Virginia-based NEXTLINK Communications, Inc.; and Wispra Inc., a long-time participant in Canada's broadband wireless marketplace. Wispra Networks anticipates the filing of the licence documents and payments of the balance of licence fee will result in Industry Canada officially issuing licences for the spectrum early next year.

Wispra Networks will pay a total of $74 million ($50.1 million in US dollars) for 400 MHz of spectrum in the six market areas. The broadband wireless licences won by Wispra Networks are located in the 24 GHz band and will be used to facilitate the deployment of broadband wireless services and to further the Canadian Government's objective "to place Canada in the forefront of the information revolution by making Canada the most connected nation in the world."

"We're pleased to have joined Wispra Networks in this initiative and believe that TD Capital brings a unique understanding of the Canadian telecommunications marketplace," said David McCann, Managing Director of TD Capital. "We have a longstanding institutional relationship with NEXTLINK and believe this initiative will help shape the manner in which businesses in Canada participate in the telecommunications revolution."

"We are very committed to successfully using fixed wireless as a robust broadband access technology both in Canada and in the United States," said NEXTLINK Chairman and Chief Executive Officer Dan Akerson. "NEXTLINK expects that Wispra Networks will be a very strong competitor in Canada."

NEXTLINK is the largest holder of broadband fixed wireless licences in North America, holding 82 licences that cover 95 percent of the population in the top 30 markets in the United States.



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The company began field trials of both point-to-point and point-to-multipoint service in Los Angeles and Dallas in September of this year.

"The promise of broadband wireless services will now become a reality in Canada," said Joe Church, president of Wispra Networks. "Wispra Inc. was among the pioneers in broadband wireless services in Canada and is proud to be among the first to successfully participate in this historic auction."

TD Capital was established in 1968 as the first Canadian bank-owned provider of private capital to businesses and is currently one of the leading private equity firms in Canada.

NEXTLINK was founded in 1994 by telecommunications pioneer Craig O. McCaw to provide high quality, broadband communications services to businesses over fiber optic and broadband wireless facilities across North America.
NEXTLINK currently is providing service in 48 markets in the United States.

Wispra Inc. was founded in 1997 by Joe Church and associates to provide broadband telecommunications services in Canada using emerging wireless telecommunications technologies on new radio frequencies above 20 GHz.

                                      # # #

The statements in this release, which are not historical facts, are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). Management wishes to caution the reader that these forward-looking statements, regarding matters that are not historical facts are only predictions and are subject to risks and uncertainties. No assurance can be given that the future results will be achieved. Such risks include but are not limited to the Company's ability to develop, install and provision 24/38 GHz equipment, to provide services over such spectrum, and to successfully market its services in a timely manner, at reasonable costs and on satisfactory terms and conditions.

For further information:

Joe Church, Wispra, (514) 748-7911;

David McCann, TD Capital, (416) 308-0363;

Todd Wolfenbarger/Media & Industry
Analysts, NEXTLINK, (425) 519-3946;
Nancy Bacchieri/Financial Analysts,
NEXTLINK, (425) 519.8940